Exhibit 99.1
J. C. Penney Company, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results

Delivers Fourth Quarter Net Income of $0.08 Per Share
Inventory Reduced 11.1% From Prior Year
Meets Full Year Financial Guidance

PLANO, Texas - (Feb. 27, 2020) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal quarter and full year period ended Feb. 1, 2020:

Fourth Quarter:

•	Comparable store sales decreased 7.0%

•	Adjusted comparable store sales decreased 4.7%

•	Cost of goods sold, as a rate of net sales, improved approximately 200 basis points over prior year

•	Net income of $0.08 per share; Adjusted net income of $0.13 per share

Full Year:

•	Comparable store sales decreased 7.7%

•	Adjusted comparable store sales decreased 5.6%

•	Cost of goods sold, as a rate of net sales, improved approximately 210 basis points over prior year

•	Adjusted EBITDA of $583 million, 2.6% growth over prior year

•	Free Cash Flow of $145 million

•	Inventory declined 11.1% to $2.17 billion

•	Strong liquidity position of approximately $1.8 billion at year-end

“In Fiscal 2019, we met or exceeded all five financial guidance metrics for the year, and we delivered our third consecutive quarter of meaningful gross-margin improvement in the fourth quarter,” said Jill Soltau, chief executive officer of JCPenney. “I am encouraged by our progress, especially in our women’s apparel businesses. We knew it would take time to restore discipline and return growth to JCPenney. As we move into Fiscal 2020, we remain focused on the key tenets of retail as we continue rebuilding the Company and implementing our Plan for Renewal.”

Fourth Quarter 2019 Results

The following financial results reflect the 13 weeks ended Feb. 1, 2020 for fiscal 2019 and Feb. 2, 2019 for fiscal 2018.

Total net sales for the 2019 fourth quarter decreased 7.7% to $3.38 billion compared to $3.67 billion for the fourth quarter last year. Comparable store sales decreased 7.0% for the quarter. Adjusted comparable store sales, which exclude the impact of the Company’s exit from major appliance and in-store furniture categories, decreased 4.7% for the quarter. Credit income was $109 million for the fourth quarter this year compared to $121 million in the fourth quarter last year.

Cost of goods sold, which excludes depreciation and amortization, was $2.26 billion, or 66.7% of net sales, in the fourth quarter this year compared to $2.52 billion, or 68.7% of net sales, in the same period last year. The 200-basis point improvement as a rate of net sales was primarily driven by improved enterprise clearance selling margins from lower permanent markdowns, the exit from the major appliance and in-store furniture categories earlier this year and improved shrink results.

SG&A expenses for the quarter were $1.01 billion, or 29.7% of net sales, this year compared to $1.01 billion, or 27.5% of net sales, last year. While SG&A dollars were flat to last year, lower advertising and store controllable expenses helped offset higher incentive compensation. Additionally, in connection with the adoption of the new Lease Accounting Standard at the beginning of fiscal 2019, SG&A expenses in the fourth quarter this year included approximately $5 million related to the Company’s home office lease. Last year, the home office lease related expense was recorded as elements of depreciation and amortization and interest expense.

Net income for the fourth quarter was $27 million, or $0.08 per share, compared to net income of $75 million, or $0.24 per share, in the same period last year.

Adjusted net income was $43 million, or $0.13 per share, this year compared to adjusted net income of $57 million, or $0.18 per share, last year.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Full Year 2019 Results

The following financial results reflect the 52 weeks ended Feb. 1, 2020 for fiscal 2019 and Feb. 2, 2019 for fiscal 2018.

For fiscal 2019, total net sales decreased 8.1% to $10.72 billion compared to $11.66 billion for fiscal 2018. Comparable store sales decreased 7.7% for the year. Adjusted comparable store sales, which exclude the impact of the Company’s exit from major appliance and in-store furniture categories, decreased 5.6% for the year. Credit income was $451 million this year compared to $355 million last year.

Cost of goods sold, which excludes depreciation and amortization, was $7.01 billion, or 65.4% of net sales, this year compared to $7.87 billion, or 67.5% of net sales, last year. The 210-basis point improvement as a rate of net sales was primarily driven by an increase in both store and online selling margins, improved shrink results and the exit from the major appliance and in-store furniture categories earlier this year.

SG&A expenses for the year were $3.59 billion, or 33.5% of net sales, this year compared to $3.60 billion, or 30.8% of net sales, last year. The decrease in SG&A dollars this year was primarily due to lower advertising and store controllable expenses, which were offset by slightly higher incentive compensation. Last year, the Company recorded an approximate $70 million benefit in SG&A expenses primarily related to the buyout of two store leasehold interests. Additionally, in connection with the adoption of the new Lease Accounting Standard at the beginning of fiscal 2019, SG&A expenses this year included approximately $20 million related to the Company’s home office lease. Last year, the home office lease related expense was recorded as elements of depreciation and amortization and interest expense.

For the year, the Company’s net loss was $268 million, or ($0.84) per share, compared to a net loss of $255 million, or ($0.81) per share, last year.

Adjusted net loss improved to $257 million, or ($0.80) per share, this year compared to an adjusted net loss of $296 million, or ($0.94) per share, last year.

Cash and cash equivalents at the end of fiscal 2019 were $386 million. Free cash flow was $145 million for fiscal 2019, an increase of $34 million compared to the same period last year.

Inventory at the end of the fiscal year was $2.17 billion, down 11.1% compared to the end of fiscal 2018 and down 22.7% when compared to the end of the fiscal 2017.

The Company ended fiscal 2019 with liquidity of approximately $1.8 billion.

2020 Store Closures Update
The Company expects to close at least six store locations in fiscal 2020. The Company will share more details of future real estate plans during its Analyst Day on April 7, 2020.

2020 Financial Guidance
The Company has provided financial guidance for full year fiscal 2020, which does not include any potential impact from the current coronavirus (COVID-19) situation, as follows:

•	Comparable store sales: expected to be in a range of (3.5)% to (4.5)%;

•	Cost of goods sold, as a rate of net sales: expected to improve 100 to 130 basis points compared to last year;

•	Adjusted EBITDA[1] dollars: expected to increase 5% to 10% compared to last year; and

•	Free Cash Flow[1]: expected to be positive

1 A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined now.

2019 Fourth Quarter and Full Year Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will webcast a live conference call conducted by chief executive officer Jill Soltau and chief financial officer Bill Wafford. Management will discuss the Company's performance. To access the webcast and related slide presentation, visit the Company’s investor relations website at www.jcpennney.com/investors. Analysts and investors may call in on (844) 243-9275, or (225) 283-0394 for international callers, and reference conference ID 3526039.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 3526039 conference ID.

Investors and others should note that the Company currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, the Company will continue to use these channels to distribute material information about the Company and may also utilize its website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that is posted on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in the Company to review the information posted on its website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of approximately 850 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 90,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit the website.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings, cash flows and liquidity. Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings, the Company’s ability to access the debt or equity markets on favorable terms or at all, the Company's ability to comply with the continued listing criteria of the NYSE, risks arising from the potential suspension of trading of the Company's common stock on that exchange, and the impact of natural disasters, public health crises, or other catastrophic events on our financial results. There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Twelve Months Ended
Statements of Operations:	February 1, 2020	February 2, 2019	% Inc. (Dec.)		February 1, 2020	February 2, 2019	% Inc. (Dec.)
Total net sales	$3,384	$3,665	(7.7)%		$10,716	$11,664	(8.1)%
Credit income and other	109	121	(9.9)%		451	355	27.0%
Total revenues	3,493	3,786	(7.7)%		11,167	12,019	(7.1)%
Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	2,257	2,519	(10.4)%		7,013	7,870	(10.9)%
Selling, general and administrative (SG&A)	1,005	1,007	(0.2)%		3,585	3,596	(0.3)%
Depreciation and amortization	129	137	(5.8)%		544	556	(2.2)%
Real estate and other, net	(12)	(6)	100.0%	+	(15)	(19)	(21.1)%
Restructuring and management transition	12	2	100.0%	+	48	22	100.0%	+
Total costs and expenses	3,391	3,659	(7.3)%		11,175	12,025	(7.1)%
Operating income/(loss)	102	127	(19.7)%		(8)	(6)	(33.3)%
Other components of net periodic pension cost/(income)	4	(14)	(100.0)%	+	(35)	(71)	(50.7)%
(Gain)/loss on extinguishment of debt	—	—	—%		(1)	23	100.0%	+
Net interest expense	73	78	(6.4)%		293	313	(6.4)%
Income/(loss) before income taxes	25	63	(60.3)%		(265)	(271)	2.2%
Income tax expense/(benefit)	(2)	(12)	(83.3)%		3	(16)	(100.0)%	+
Net income/(loss)	$27	$75	(64.0)%		$(268)	$(255)	(5.1)%
Earnings/(loss) per share - basic	$0.08	$0.24	(66.7)%		$(0.84)	$(0.81)	(3.7)%
Earnings/(loss) per share - diluted	$0.08	$0.24	(66.7)%		$(0.84)	$(0.81)	(3.7)%

Financial Data:
Comparable store sales increase/(decrease) (1)	(7.0)%	(6.0)%			(7.7)%	(3.1)%
Ratios as a percentage of total net sales:
Cost of goods sold	66.7%	68.7%			65.4%	67.5%
SG&A expenses	29.7%	27.5%			33.5%	30.8%
Operating income/(loss)	3.0%	3.5%			(0.1)%	(0.1)%
Effective income tax rate	(8.0)%	(19.0)%			1.1%	(5.9)%
Common Shares Data:
Issued and outstanding shares at end of period	320.5	316.1			320.5	316.1
Weighted average shares - basic	322.8	316.9			320.2	315.7
Weighted average shares - diluted	323.7	317.1			320.2	315.7

(1)
Comparable store sales are presented on a 52-week basis and include sales from all stores, including sales from services, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	February 1, 2020	February 2, 2019
Current assets:
Cash in banks and in transit	$108	$109
Cash short-term investments	278	224
Cash and cash equivalents	386	333
Merchandise inventory	2,166	2,437
Prepaid expenses and other	174	189
Total current assets	2,726	2,959
Property and equipment, net	3,488	3,938
Operating lease assets	998	—
Prepaid pension	120	147
Other assets	657	677
Total assets	$7,989	$7,721

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$786	$847
Other accounts payable and accrued expenses	931	995
Current operating lease liabilities	67	—
Current maturities of finance leases and note payable	1	8
Current maturities of long-term debt	147	92
Total current liabilities	1,932	1,942
Noncurrent operating lease liabilities	1,108	—
Long-term finance leases and note payable	—	204
Long-term debt	3,574	3,716
Deferred taxes	116	131
Other liabilities	430	558
Total liabilities	7,160	6,551
Stockholders' equity	829	1,170
Total liabilities and stockholders' equity	$7,989	$7,721

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Twelve Months Ended
Statements of Cash Flows:	February 1, 2020	February 2, 2019
Cash flows from operating activities:
Net income/(loss)	$(268)	$(255)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	23	(3)
Asset impairments and other charges	—	56
Net gain on sale of non-operating assets	(1)	—
Net gain on sale of operating assets	(8)	(67)
(Gain)/loss on extinguishment of debt	(1)	23
Depreciation and amortization	544	556
Benefit plans	(37)	(65)
Stock-based compensation	11	10
Other comprehensive income tax benefits	—	(11)
Deferred taxes	(6)	(13)
Change in cash from:
Inventory	271	366
Prepaid expenses and other assets	(9)	1
Merchandise accounts payable	(61)	(126)
Accrued expenses and other (1)	(30)	(113)
Net cash provided by/(used in) operating activities	428	359
Cash flows from investing activities:
Capital expenditures	(309)	(392)
Proceeds from sale of non-operating assets	1	—
Proceeds from sale of operating assets	26	144
Joint venture return of investment	—	3
Insurance proceeds received for damage to property and equipment	6	1
Net cash provided by/(used in) investing activities	(276)	(244)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	400
Proceeds from borrowings under the credit facility	2,645	3,895
Payments of borrowings under the credit facility	(2,645)	(3,895)
Premium on early retirement of long-term debt	—	(20)
Payments of finance leases and note payable	(3)	(6)
Payments of long-term debt	(97)	(607)
Financing costs	—	(7)
Proceeds from stock issued under stock plans	2	3
Tax withholding payments for vested restricted stock	(1)	(3)
Net cash provided by/(used in) financing activities	(99)	(240)
Net increase/(decrease) in cash and cash equivalents	53	(125)
Cash and cash equivalents at beginning of period	333	458
Cash and cash equivalents at end of period	$386	$333

(1)	Includes construction allowances collected from landlords of $10 million and $23 million for the twelve months ended February 1, 2020 and February 2, 2019, respectively.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps are not directly related to our ongoing core business operations, which consist of selling merchandise and services to consumers through our department stores and our website at jcpenney.com. Further, our non-GAAP adjustments are for non-operating associated activities such as closed store impairments included in restructuring and management transition charges and such as joint venture earnings from the sale of excess land included in the proportional share of net income from our Home Office Land Joint Venture. Additionally, other components of net periodic pension cost/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility. We believe it is useful for investors to understand the impact of restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net income/(loss)	$27	$75	$(268)	$(255)
Add: Net interest expense	73	78	293	313
Add: (Gain)/loss on extinguishment of debt	—	—	(1)	23
Add: Income tax expense/(benefit)	(2)	(12)	3	(16)
Add: Depreciation and amortization	129	137	544	556
Add: Restructuring and management transition charges	12	2	48	22
Add: Other components of net periodic pension cost/(income)	4	(14)	(35)	(71)
Less: Net gain on the sale of non-operating assets	—	—	(1)	—
Less: Proportional share of net income from joint venture	—	—	—	(4)
Adjusted EBITDA (non-GAAP)	$243	$266	$583	$568

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Twelve Months Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net income/(loss)	$27	$75	$(268)	$(255)
Earnings/(loss) per share-diluted	$0.08	$0.24	$(0.84)	$(0.81)

Add: Restructuring and management transition charges(1)	12	2	48	22
Add: Other components of net periodic pension cost/(income)(1)	4	(14)	(35)	(71)
Add: (Gain)/loss on extinguishment of debt(1)	—	—	(1)	23
Less: Net gain on the sale of non-operating assets(1)	—	—	(1)	—
Less: Proportional share of net income from joint venture(1)	—	—	—	(4)
Less: Tax impact resulting from other comprehensive income allocation(2)	—	(6)	—	(11)
Adjusted net income/(loss) (non-GAAP)	$43	$57	$(257)	$(296)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$0.13	$0.18	$(0.80)	$(0.94)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Comparable store sales is a key performance indicator used by numerous retailers to measure the sales growth of its underlying operations. Comparable store sales is considered to be a GAAP measure as the key performance indicator is measured based on GAAP net sales. Comparable store sales that excludes the impact of major appliance and in-store furniture categories is considered a non-GAAP measure.  Given our elimination of these categories from our merchandise assortment, we believe that providing a comparable store sales metric that excludes the impact of major appliance and in-store furniture categories is useful for investors to evaluate the impact of these changes to our sales performance.

ADJUSTED COMPARABLE STORE SALES INCREASE/(DECREASE), NON-GAAP FINANCIAL MEASURE:

The following table reconciles comparable store sales increase/(decrease), the most directly comparable GAAP measure, to adjusted comparable store sales increase/(decrease), a non-GAAP measure.

	Three Months Ended		Twelve Months Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Comparable store sales increase/(decrease)	(7.0)%	(6.0)%	(7.7)%	(3.1)%
Impact related to major appliance and in-store furniture categories	2.3%	1.5%	2.1%	0.8%
Adjusted comparable store sales increase/(decrease) (non-GAAP)	(4.7)%	(4.5)%	(5.6)%	(2.3)%

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Twelve Months Ended
	February 1, 2020	February 2, 2019
Net cash provided by/(used in) operating activities	$428	$359
Add: Proceeds from sale of operating assets	26	144
Less: Capital expenditures	(309)	(392)
Free cash flow (non-GAAP)	$145	$111

Net cash provided by/(used in) investing activities (1)	$(276)	$(244)
Net cash provided by/(used in) financing activities	$(99)	$(240)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.